PRICING SUPPLEMENT
------------------
(TO PROSPECTUS SUPPLEMENT AND PROSPECTUS DATED MAY 6, 1999)

                                  $50,000,000
                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
       1% CALLABLE AND EXCHANGEABLE STOCK-LINKED NOTES DUE JULY 20, 2006
          LINKED TO THE PERFORMANCE OF THE COMMON STOCK OF AT&T CORP.
                            ----------------------


THE NOTES:

o Issue price for each note equals $1,000, plus accrued interest, if any, from July 20, 1999.

o We will pay you interest on the notes semi-annually at a rate per year equal to 1%.

o We may redeem all of the notes, at our option, before their maturity for an amount in U.S. dollars based on the formula described in this prospectus supplement.

o You may exchange any number of notes you own, at your option, before maturity. For each $1,000 principal amount of the notes you exchange, we will deliver to you a number of shares of AT&T Corp. common stock, and in certain circumstances other securities, equal to the exchange ratio.

o At maturity, for each $1,000 principal amount of the notes you own, we will pay you an amount in U.S. dollars based on the formula described in this pricing supplement.

o The notes have been approved for listing on the American Stock Exchange under the trading symbol "ATM.A".

PAYMENT FORMULA:

o For each $1,000 principal amount of the notes you own, the amount you will receive at maturity will equal the greater of:

     o the product of the exchange ratio and the average market price of the common stock of AT&T Corp. determined as described in this pricing supplement; provided, however, that if the amount you receive at maturity is based on this formula, you will not receive accrued interest from and including January
        20, 2006 through the maturity date; or

     o $1,000 plus accrued and unpaid interest through but excluding the maturity date.

o The exchange ratio initially equals 14.9783 and is subject to adjustment from time to time as described in this pricing supplement.

            INVESTING IN THE NOTES INVOLVES RISKS.
  SEE "RISK FACTORS" BEGINNING ON PAGE PS-6 OF THIS RICING SUPPLEMENT.

         Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

                            ----------------------

                              MERRILL LYNCH & CO.
                            ----------------------

             The date of this pricing supplement is July 13, 1999.

TERMS OF THE NOTES:

Aggregate principal amount...........     $50,000,000.

Issuer...............................     Merrill Lynch & Co., Inc.

                                          References to "ML&Co.", "we", "us"
                                          and "our" are to Merrill Lynch &
                                          Co., Inc.

Maturity date........................     July 20, 2006.

Interest rate ........................    1% per year. Interest on the note
                                          will be computed on the basis of a
                                          360-day year of twelve 30-day
                                          months.

Interest payment dates...............     July 20 and January 20, commencing
                                          January 20, 2000.

Specified currency...................     U.S. dollars.

Issue price..........................     $1,000 per note.

Pricing date.........................     July 13, 1999.

Original issue date..................     July 20, 1999.

CUSIP number.........................     590 188 JY5.

Form of notes........................     Book-entry only.

Denominations........................     We will issue and sell the notes in
                                          denominations of $1,000 and integral
                                          multiples of $1,000 only.

Trustee..............................     The Chase Manhattan Bank.

Amount payable at maturity...........     At maturity, whether as a result of
                                          acceleration or otherwise, you will
                                          receive for each $1,000 principal
                                          amount of the notes, an amount in
                                          U.S. dollars equal to the greater
                                          of:

                                          o   The product of the exchange
                                              ratio and the average market
                                              price of the AT&T Corp. ("AT&T")
                                              common stock for the five
                                              scheduled Trading Days ending on
                                              and including the third
                                              scheduled Trading Day
                                              immediately prior to maturity;
                                              provided, however, that if the
                                              payment at maturity is based on
                                              this formula, you will not
                                              receive accrued interest from
                                              and including January 20, 2006
                                              through the maturity date; or

                                          o   $1,000 plus accrued and unpaid
                                              interest through but excluding
                                              the maturity date.

ML&Co.redemption......................        We may redeem all of the notes,
                                              at any time, on any Business Day
                                              after July 20, 2002, upon not
                                              more than 30 nor fewer than 15
                                              calendar days notice to you. Any
                                              date on which we give you notice
                                              that we are redeeming the notes
                                              is referred to as a redemption
                                              notice date. Unless you have
                                              exchanged your notes prior to
                                              July 20, 2002, you will receive
                                              interest through and including
                                              July 20, 2002 regardless of
                                              whether we redeem all of the
                                              notes after July 20, 2002. If we
                                              redeem the notes, for each
                                              $1,000 principal amount of the
                                              notes you own, we will pay you
                                              an amount in U.S. dollars equal
                                              to the greater of:

                                          o   the product of the exchange
                                              ratio and the average market
                                              price of AT&T common stock for
                                              the five Trading Days
                                              immediately following the
                                              applicable redemption notice
                                              date; provided, however, that if
                                              the amount you receive is based
                                              on this formula, you will not
                                              receive accrued interest from
                                              and including the immediately
                                              preceding interest payment date
                                              through the date of redemption;
                                              or

                                          o   $1,000 plus accrued and unpaid
                                              interest on your notes through
                                              but excluding the date of
                                              redemption.

                                          Once we have given notice that we
                                          are going to redeem the notes, you
                                          are precluded from exercising the
                                          holder exchange right.

Holder exchange right..................   On any Trading Day during the
                                          period beginning July 20, 1999 and
                                          ending the earlier of (i) 15
                                          scheduled Trading Days before the
                                          maturity date or (ii) the
                                          redemption notice date, upon
                                          written notice to the calculation
                                          agent and the trustee, you may
                                          exchange your notes for a number of
                                          shares of AT&T common stock equal
                                          to the exchange ratio, subject to
                                          certain adjustments as described
                                          below in "Exchange Amount". Any
                                          date on which you give us notice to
                                          cause us to exchange your notes is
                                          referred to as the exchange notice
                                          date. If the calculation agent
                                          receives your notice after 3:00
                                          p.m. on any Trading Day, the
                                          calculation agent will consider
                                          your notice as received on the
                                          following Trading Day.

                                          If you choose to exercise your
                                          holder exchange right, ML&Co. may
                                          no longer redeem your notes as of
                                          the applicable exchange notice
                                          date.

Exchange Amount........................   For each $1,000 principal amount of
                                          the notes you exchange, the
                                          Exchange Amount will be a number of
                                          shares of AT&T common stock equal
                                          to the exchange ratio on the
                                          Business Day following the day the
                                          calculation agent receives written
                                          notice of your intention to
                                          exchange your notes; provided,
                                          however, you will not receive
                                          accrued interest from and including
                                          the immediately preceding interest
                                          payment date through the date of
                                          exchange. We will deliver these
                                          shares to you on the applicable
                                          settlement date; provided, however,
                                          that we will pay you cash in lieu
                                          of delivering fractional shares, in
                                          an amount as determined by the
                                          calculation agent. In the event of
                                          certain Market Disruption Events,
                                          the delivery of these shares may be
                                          delayed as described in the section
                                          entitled "Market Disruption Event".
                                          In the event of certain
                                          reorganization events, the Exchange
                                          Amount may be adjusted to include
                                          certain cash and/or securities in
                                          addition to, or in lieu of, the
                                          AT&T common stock.

Exchange ratio........................    The exchange ratio is equal to the
                                          product of 14.9783 and the share
                                          multiplier.

Share multiplier......................    The share multiplier initially will
                                          be set at 1.0, but will be subject
                                          to adjustment upon the occurrence of
                                          certain corporate events described
                                          in the section entitled "Dilution
                                          and Reorganization Adjustments".


Market price..........................    The market price for any date of
                                          determination on any Trading Day
                                          means the official closing price, in
                                          the afternoon session, as
                                          applicable, of one share of AT&T
                                          common stock as reported by the
                                          principal exchange on which AT&T
                                          common stock is traded on that date.

                                          If the official closing price is not
                                          available for any reason, including,
                                          without limitation, the occurrence
                                          of a Market Disruption Event, the
                                          market price for AT&T common stock
                                          for any date will be the arithmetic
                                          mean, as determined by the
                                          calculation agent, of the bid prices
                                          for the security obtained from as
                                          many dealers in the security, but
                                          not exceeding three, as have made
                                          the bid prices available to the
                                          calculation agent after 3:00 p.m.,
                                          local time in the principal market,
                                          on that date.

Trading Day..........................     A day on which the New York
                                          Stock Exchange, the AMEX and the
                                          NASDAQ Stock Market are open for
                                          trading, as determined by the
                                          calculation agent.

Business Day.........................     Any day other than a Saturday
                                          or Sunday that is neither a
                                          legal holiday nor a day on which
                                          banking institutions are authorized
                                          or required by law or regulation to
                                          close in The City of New York.

Calculation agent....................     Merrill Lynch, Pierce, Fenner & Smith
                                          Incorporated.

                                          References to "MLPF&S" are to
                                          Merrill Lynch, Pierce, Fenner &
                                          Smith Incorporated.

                                          All determinations made by the
                                          calculation agent shall be at the
                                          sole discretion of the calculation
                                          agent and, absent manifest error,
                                          shall be conclusive for all purposes
                                          and binding on ML&Co. and beneficial
                                          owners of the notes.

                                          All percentages resulting from any
                                          calculation on the notes will be
                                          rounded to the nearest one
                                          hundred-thousandth of a percentage
                                          point, with five one-millionths of a
                                          percentage point rounded upwards,
                                          e.g., 9.876545% (or .09876545) would
                                          be rounded to 9.87655% (or
                                          .0987655), and all dollar amounts
                                          used in or resulting from this
                                          calculation will be rounded to the
                                          nearest cent with one-half cent
                                          being rounded upwards.

                                 RISK FACTORS

         Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

THE NOTES  ARE  SUBJECT  TO  REDEMPTION  BEFORE  THEIR MATURITY

         We may elect to redeem all of the notes on any Business Day beginning after July 20, 2002, upon not more than 30 nor fewer than 15 calendar days notice to you. In the event that we elect to redeem the notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you held the notes until maturity.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

         The amount we pay you at maturity may be less than the return you could earn on other investments. The terms of the notes differ from the terms of ordinary debt securities because the amount payable at maturity in excess of the principal amount is based substantially on the appreciation in price, if any, of AT&T common stock on five Trading Days shortly before the stated maturity date. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE PAYMENT OF DIVIDENDS

         The calculation of the market price of AT&T common stock and any amounts payable or deliverable to you at maturity or upon any redemption or exchange, as the case may be, does not take into consideration the value of cash dividends, if any, paid on AT&T common stock, other than as described in the section entitled "Dilution and Reorganization Adjustments". Your return will not be the same as the return you could earn by owning AT&T common stock directly and receiving the dividends, if any, paid on that stock.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE NOTES

         The notes have been approved for listing on the AMEX under the symbol "ATM.A", subject to official notice of issuance. There is no historical information to indicate how the notes will trade in the secondary market. Listing the notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the notes. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of AT&T common stock. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of AT&T common stock.

         If the trading market for the notes is limited, there may be a limited number of buyers when you decide to sell your notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive.

MANY FACTORS AFFECT THE TRADING VALUE OF THE NOTES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the notes will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the notes caused by another factor and that the effect of one factor may exacerbate the decrease in the trading value of the notes caused by another factor. For example, an increase in interest rates may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of the AT&T common stock. The following paragraphs describe the expected impact on the market value of the notes given a change in a specific factor, assuming all other conditions remain constant.

         THE VALUE OF AT&T COMMON STOCK IS EXPECTED TO AFFECT THE TRADING VALUE OF THE NOTES. The market value of the notes will depend substantially on the value of AT&T common stock. In general, the value of the notes will decrease as the value of AT&T common stock decreases and the value of the notes will increase as the value of AT&T common stock increases. However, as the value of AT&T common stock increases or decreases, the value of the notes is not expected to increase or decrease at the same rate as the change in value of AT&T common stock. You should understand that for each $1,000 principal amount of the notes that you own, you will not receive more than $1,000 on the maturity date unless the market price of AT&T common stock has appreciated by more than approximately 17% from the original pricing date to the period in which the calculation agent calculates the amount payable at maturity on the notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which AT&T is a part, and over which we have no control, may affect the value of AT&T common stock and, consequently, may also affect the value of the notes.

         CHANGES IN THE LEVELS OF INTEREST RATES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE NOTES. In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. In general, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of AT&T common stock. Rising interest rates may lower the value of AT&T common stock and, as a result, the value of the notes. Falling interest rates may increase the value of AT&T common stock and, as a result, may increase the value of the notes.

         CHANGES IN THE VOLATILITY OF AT&T COMMON STOCK ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE NOTES. Volatility is the term used to describe the size and frequency of market price fluctuations. In general, if the volatility of AT&T common stock increases, we expect that the trading value of the notes will increase and if the volatility of AT&T common stock decreases, we expect that the trading value of the notes will decrease.

         AS THE TIME REMAINING TO MATURITY OF THE NOTES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE NOTES WILL DECREASE. We believe that before the maturity date the notes will trade at a value above that which would be expected based on the value of AT&T common stock. In general, as the time remaining to maturity decreases, including because of early redemption at our option, the value of the notes will approach the amount that would be payable at maturity or early redemption, as the case may be, based on the then-current value of AT&T common stock. As a result, as the time remaining to maturity, or early redemption, decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes, as applicable.

         CHANGES IN DIVIDEND YIELD ON THE AT&T COMMON STOCK ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE NOTES. In general, if the dividend yield, if any, on AT&T common stock increases, we expect that the value of the notes will decrease, and conversely, if the dividend yield, if any, on AT&T common stock decreases, we expect that the value of the notes will increase.

         CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE TRADING VALUE OF THE NOTES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the percentage increase in the value of the AT&T common stock, an improvement in our credit ratings will not reduce the investment risks related to the notes.

         In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

THE AMOUNT PAYABLE AT MATURITY IS NOT SUBJECT TO ADJUSTMENT FOR ALL CORPORATE EVENTS

         The amount that you are entitled to receive on the maturity date or upon earlier redemption or exchange of the notes is subject to adjustment for the specified corporate events affecting AT&T and AT&T common stock described in the section entitled "Dilution and Reorganization Adjustments". However, these adjustments do not cover all corporate events that could affect the market price of AT&T common stock. The occurrence of any other event not described under "Dilution and Reorganization Adjustments" may adversely affect the determination of the market price and the trading value of the notes.

NO AFFILIATION BETWEEN ML&CO. AND AT&T

         We are not affiliated with AT&T, and AT&T has no obligations with respect to the notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the notes into consideration for any reason. AT&T will not receive any of the proceeds of the offering of the notes made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the notes on the maturity date. In addition, AT&T is not involved with the administration or trading of the notes and has no obligations with respect to the amount receivable by beneficial owners of the notes.

AS A HOLDER OF THE NOTES, YOU HAVE NO STOCKHOLDER RIGHTS WITH RESPECT TO AT&T COMMON STOCK

         Unless and until you receive shares upon exercising your exchange right, you will not be entitled to any rights with respect to AT&T common stock including, without limitation, the right to receive dividends or other distributions, if any, on, to vote or to tender or exchange AT&T common stock in any tender or exchange offer by AT&T or any third party.

PURCHASES AND SALES OF AT&T COMMON STOCK BY US AND OUR AFFILIATES MAY AFFECT YOUR RETURN

         We have entered into hedging arrangements related to AT&T common stock with one of our affiliates in connection with our obligations under the notes. In connection with these obligations, our affiliate may purchase shares of AT&T common stock in the secondary market on or before the pricing date and may purchase and sell shares of AT&T common stock in the secondary market during the term of the notes. We or any of our affiliates, including MLPF&S, may from time to time buy or sell AT&T common stock for our own accounts for business reasons or in connection with hedging our obligations under the notes. These transactions could affect the price of AT&T common stock, including during the period when the amount payable at maturity is determined, in a manner that would be adverse to your investment in the notes.

AMOUNTS  PAYABLE  ON THE NOTES MAY BE LIMITED BY STATE LAW

         New York State law governs the 1993 Indenture under which ML&Co. will issue the notes. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

POTENTIAL CONFLICTS

         The calculation agent for the notes is one of our subsidiaries. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interests between the calculation agent and the holders of the notes. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event (as defined below) has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain anti-dilution and reorganization adjustments to the market price of the AT&T common stock. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

         We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due under the notes. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

UNCERTAIN TAX CONSEQUENCES

         You should also consider the tax consequences of investing in the notes, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.


                      WHERE YOU CAN FIND MORE INFORMATION

ML&CO.

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copying charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

AT&T CORP.

         AT&T also files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by AT&T pursuant to the Exchange Act can be located at the SEC's facilities or accessed through the SEC's website by reference to SEC file number 1-01105. You may also inspect AT&T's SEC reports and other information at the NYSE. In addition, information regarding AT&T may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.


                    DILUTION AND REORGANIZATION ADJUSTMENTS

         The share multiplier used to calculate the exchange ratio on any date of determination is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

STOCK SPLITS AND REVERSE STOCK SPLITS

         If AT&T common stock is subject to a stock split or reverse stock split, then once any split has become effective, the share multiplier will be adjusted to equal the product of the prior share multiplier and the number of shares which a holder of one share of AT&T common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

STOCK DIVIDENDS

         If AT&T common stock is subject to a stock dividend, i.e., issuance of additional shares of AT&T common stock, that is given ratably to all holders of shares of AT&T common stock, then once the shares are trading ex-dividend, the share multiplier will be adjusted so that the new share multiplier shall equal the prior share multiplier plus the product of:

         o the number of shares of AT&T common stock issued with respect to one share of AT&T common stock, and

         o     the prior share multiplier.

EXTRAORDINARY DIVIDENDS

         There will be no adjustments to the share multiplier to reflect cash dividends or distributions paid, if any, with respect to AT&T common stock other than distributions described under clause (e) of the section entitled "--Reorganization Events" below and Extraordinary Dividends as described below.

         An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to AT&T common stock, the extent to which a dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for AT&T common stock by an amount equal to at least 10% of the market price of AT&T common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to AT&T common stock, the share multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new share multiplier will equal the product of:

         o     the then-current share multiplier, multiplied by

         o a fraction, the numerator of which is the closing price per share of AT&T common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

         The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the AT&T common stock will equal:

         o in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or

         o in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

         To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on AT&T common stock described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the share multiplier pursuant only to clause (e) under the section entitled "--Reorganization Events".

ISSUANCE OF TRANSFERABLE RIGHTS OR WARRANTS

         If AT&T issues transferable rights or warrants to all holders of AT&T common stock to subscribe for or purchase AT&T common stock, including new or existing rights to purchase AT&T common stock pursuant to a shareholder's rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the closing price of one share of AT&T common stock on:

         o the date the exercise price of those rights or warrants is determined and

         o     the expiration date of those rights or warrants,

then, in each case, if the expiration date of those rights or warrants precedes the maturity date, then the share multiplier will be adjusted to equal the product of the prior share multiplier and a fraction, the numerator of which shall be the number of shares of AT&T common stock outstanding immediately prior to the issuance plus the number of additional shares of AT&T common stock offered for subscription or purchase pursuant to those rights or warrants and the denominator of which shall be the number of shares of AT&T common stock outstanding immediately prior to the issuance plus the number of additional shares of AT&T common stock which the aggregate offering price of the total number of shares of AT&T common stock so offered for subscription or purchase pursuant to those rights or warrants would purchase at the closing price of one share of AT&T common stock on the expiration date of those rights or warrants, which shall be determined by multiplying the total number of shares offered by the exercise price of those rights or warrants and dividing the product so obtained by the closing price.

REORGANIZATION EVENTS

         If before the maturity date of the notes,

         (a) there occurs any reclassification or change of AT&T common stock,

         (b) AT&T, or any surviving entity or subsequent surviving entity of AT&T (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

         (c) any statutory exchange of securities of AT&T or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

         (d)   AT&T is liquidated,

         (e) AT&T issues to all of its shareholders equity securities of an issuer other than AT&T, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

         (f) a tender or exchange offer is consummated for all the outstanding shares of AT&T (an event in clauses (a) through (f) a "Reorganization Event"),

the Market Price shall be equal to the Reorganization Event Value.

         The "Reorganization Event Value" shall be determined by the calculation agent and shall equal:

         o the Transaction Value related to the relevant Reorganization Event, plus

         o in the event described in clause (1) below only, interest on the Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with the Reorganization Event until the stated maturity date, date of early redemption or upon exchange, as the case may be, at a fixed interest rate determined on the date of the payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the notes.

         "Transaction Value" means the sum of the following:

                (1) for any cash received in a Reorganization Event, an amount equal to the amount of cash received per share of AT&T common stock multiplied by the share multiplier in effect on the date all of the holders of shares of AT&T common stock have agreed or have become irrevocably obligated to exchange those shares,

                (2) for any property other than cash or securities received in a Reorganization Event, the market value, as determined by the calculation agent, of the property received for each share of AT&T common stock at the date of the receipt of the property multiplied by the then current share multiplier,

                (3) for any security received in a Reorganization Event, an amount equal to (a) the average market price per share of that security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date or date of early redemption, as the case may be, multiplied by (b) the quantity of that security received for each share of AT&T common stock multiplied by the then current share multiplier, and

                (4) for any security received in the case of a Spin-off Event, in addition to the shares of AT&T common stock, an amount equal to (a) the average market price per share of that security for the five scheduled Trading Days ending on and including the third scheduled Trading Day immediately prior to the maturity date, or date of early redemption, as the case may be, multiplied by (b) the quantity of that security received for each share of AT&T common stock multiplied by the then current share multiplier. The share multiplier with respect to these securities shall equal the product of the share multiplier in effect for the AT&T common stock at the time of the issuance of these securities multiplied by the number of shares of these securities issued with respect to one share of AT&T common stock. The share multiplier of these securities will be subject to the same adjustments as that of the share multiplier of the AT&T common stock.

         "Exchange Property" means the securities, cash or any other assets distributed in a Reorganization Event, including, in the case of a Spin-off Event, the share of AT&T common stock with respect to which the spun-off security was issued.

         For purposes of this section, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer for the Exchange Property, in an amount determined on the basis of the rate of exchange in that tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

         Notwithstanding anything to the contrary in the document, if you elect to exchange your notes, the Exchange Amount will be adjusted in the following manner:

         o In the case of a Spin-off Event, the Exchange Amount shall be calculated so as to include any securities received in the Spin-off Event in addition to the shares of AT&T common stock already included in the Exchange Amount. The share multiplier for these securities shall equal the product of the share multiplier in effect for the AT&T common stock at the time of the issuance of the securities multiplied by the number of shares of the securities issued with respect to one share of AT&T common stock. The share multiplier of these securities will be subject to the same adjustments as that of the share multiplier of the AT&T common stock.

         o If AT&T, or any Successor Entity, has been subject to a merger, combination or consolidation and is not the surviving entity, or a tender or exchange offer is consummated for all the outstanding shares of AT&T, then the Exchange Amount shall be calculated to include securities, if any, received in that event instead of the AT&T common stock. The share multiplier for these securities shall equal the product of the share multiplier in effect for the AT&T common stock at the time of the issuance of the securities multiplied by the number of shares of the securities issued with respect to one share of AT&T common stock. The share multiplier of these securities will be subject to the same adjustments as that of the share multiplier of the AT&T common stock.

ADJUSTMENTS TO THE SHARE MULTIPLIER

         No adjustments to the share multiplier will be required unless the share multiplier adjustment would require a change of at least 0.1% in the share multiplier then in effect. The share multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

         No adjustments to the share multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the share multiplier to reflect changes occurring in relation to AT&T common stock or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect those changes. The required adjustments specified above do not cover all events that could affect the closing price of AT&T common stock, including, without limitation, a partial tender or exchange offer for AT&T common stock.

         MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the share multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations shall be conclusive absent manifest error.

         No adjustments will be made for certain other events, such as offerings of AT&T common stock by AT&T for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for AT&T common stock by AT&T or any third party.

         ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the share multiplier, or if ML&Co. is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted share multiplier.


                            MARKET DISRUPTION EVENT

         "Market Disruption Event" means:

                  (1) a suspension, absence, including the absence of an official closing price, or material limitation of trading of AT&T common stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to AT&T common stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

                  (2) a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates to unwind all or a material portion of the hedge with respect to the notes or to purchase AT&T common stock for the purpose of delivering the Exchange Amount.

         For purposes of determining whether a Market Disruption Event has occurred:

                  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

                  (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event,

                  (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE, or other regulatory organization with jurisdiction over the NYSE, on trading during significant market fluctuations will constitute a suspension or material limitation of trading in AT&T common stock,

                  (4) a suspension of trading in an options contract on AT&T common stock by the primary securities market trading in the options, if available, by reason of:

                  o a price change exceeding limits set by the securities exchange or market

                  o  an imbalance of orders relating to the contracts or

                  o a disparity in bid and ask quotes relating to the contracts will constitute a suspension or material limitation of trading in options contracts related to AT&T common stock; and

                  (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to AT&T common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

         If the Transaction Value includes securities other than AT&T common stock, then the above definition shall be revised to include each such security in the same manner as AT&T common stock is considered in determining whether a Market Disruption Event exists. The definition of Market Disruption Event shall only consider those securities included in determining the Transaction Value, and thus if AT&T common stock is not included in the determination of the Transaction Value, then the AT&T common stock shall not be considered in determining whether a Market Disruption Event exists.


                      EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any notes has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the calculation agent and will be equal to the principal amount of the note plus accrued but unpaid interest to but excluding the date of early repayment, if applicable, calculated as though the date of early repayment were the stated maturity date of the notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.


                             THE AT&T COMMON STOCK

         The following information has been derived from publicly available documents published by AT&T. We make no representation or warranty as to the accuracy or completeness of the following information: AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, cable television and Internet communications transmission services. AT&T also provides billing, directory, and calling card services to support its communications business.

         Information provided to or filed with the SEC by AT&T can be located at the SEC's facilities or through the SEC's website by reference to SEC file number 1-01105 for AT&T. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

         The selection of AT&T common stock is not a recommendation to buy or sell AT&T common stock and neither ML&Co. nor any of its affiliates make any representation to any purchaser of notes as to the performance of the AT&T common stock.

         ML&Co. is not affiliated with AT&T and AT&T does not have any obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to AT&T common stock or other securities of AT&T. All disclosures contained in this pricing supplement regarding AT&T are derived from the publicly available documents described in the preceding paragraph. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to AT&T in connection with the offering of the notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding AT&T are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of AT&T common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning AT&T could affect the amount received at maturity with respect to the notes and therefore the trading prices of the notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the notes as to the performance of the AT&T common stock.

         ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with AT&T including extending loans to, or making equity investments in, AT&T or providing investment banking or advisory services to AT&T, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to AT&T and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to AT&T.

         Any prospective purchaser of a note should undertake an independent investigation of AT&T as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.


HISTORICAL DATA

         AT&T common stock is principally traded on the NYSE. The following table sets forth the high and low closing prices during 1996, 1997, 1998 and during 1999 through July 12, 1999. On July 13, 1999, the last recorded transaction price on the NYSE of AT&T common stock was $57.0625 per share. The closing prices and dividends per share listed below were obtained from Bloomberg Financial Markets. The historical closing prices of AT&T common stock should not be taken as an indication of future performance, and no assurance can be given that the price of AT&T common stock will not decrease. Nor can assurance be given that the price of AT&T common stock will increase above the issue price so that at maturity the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.


                                                                  DIVIDENDS PER
                                     HIGH             LOW           SHARE(1)
                                   -------------    -----------  --------------

AT&T Corp.
1996
         First Quarter.......       $31.63           $27.72             $.22
         Second Quarter......       $29.08           $26.81             $.22
         Third Quarter.......       $28.13           $22.80             $.22
         Fourth Quarter......       $27.87           $21.33             $.22
1997
         First Quarter.......       $27.92           $22.92             $.22
         Second Quarter......       $25.50           $20.50             $.22
         Third Quarter.......       $30.63           $22.83             $.22
         Fourth Quarter......       $42.63           $28.80             $.22


1998
         First Quarter.......       $45.33           $38.92             $.22
         Second Quarter......       $44.75           $37.64             $.22
         Third Quarter.......       $40.42           $33.42             $.22
         Fourth Quarter......       $52.67           $38.00             $.22


1999
         First Quarter.......       $63.33           $51.75             $.22
         Second Quarter......       $61.94           $50.50             $.22
         Third Quarter
          (through July 13, 1999)   $58.50           $56.56              $.22

--------------
(1) ML&Co. makes no representation as to the amount of dividends, if any, that AT&T will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on AT&T common stock.


                          USE OF PROCEEDS AND HEDGING

         The net proceeds to be received by ML&Co. from the sale of the notes will be used for general corporate purposes and, in part, by ML&Co. or one or more of its affiliates in connection with hedging ML&Co.'s obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

         In connection with ML&Co.'s obligations under the notes, ML&Co. has entered into hedging arrangements related to AT&T common stock with an affiliate of ML&Co. The affiliate has purchased shares of AT&T common stock in secondary market transactions at or before the time of the pricing of the notes. ML&Co., MLPF&S and other affiliates of ML&Co. may from time to time buy or sell AT&T common stock for their own accounts, for business reasons or in connection with hedging ML&Co.'s obligations under the notes. These transactions could affect the price of AT&T common stock.


                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

         There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the notes or securities with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. HOLDERS

         On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the Final Regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

         In particular, solely for purposes of applying the Final Regulations to the notes, ML&Co. has determined that the projected payment schedule for the notes will consist of the stated interest payments on the note (other than the final stated interest payment) and a payment at maturity equal to $1,501.58 per $1,000 of principal amount of the notes ("Projected Redemption Amount"). This represents an estimated yield on the notes equal to 6.68% per annum, compounded semiannually. Accordingly, during the term of the notes, a U.S. holder of a note will be required to include in income the sum of the daily portions of interest on the note that are deemed to accrue at this estimated yield for each day during the taxable year, or portion of the taxable year, on which the U.S. holder holds such note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the notes are outstanding, will equal the product of this estimated yield, properly adjusted for the length of the accrual period, and the note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a note's adjusted issue price will equal the note's issue price, increased by the interest previously accrued on the note and reduced by interest payments received on the notes. As a result of the foregoing rules, a U.S. holder will not be required to include in income the stated interest payments received on its notes. Upon maturity of a note on July 20, 2006, in the event that the amount payable upon maturity (the "Actual Redemption Amount") exceeds $1,501.58 on every $1,000 note, a U.S. holder will be required to include the excess of the Actual Redemption Amount over $1,501.58 per $1,000 (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $1,501.58 per $1,000 of principal amount of notes (i.e., the Projected Redemption Amount), the excess of the Projected Redemption Amount over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. holder with respect to the note for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of the Projected Redemption Amount over the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. holders purchasing a note at a price that differs from the adjusted issue price of the note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. holders should consult their own tax advisors concerning these rules.

         Upon the sale, redemption or exchange of a note prior to the maturity of the note, a U.S. holder will be required to recognized taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. holder upon such sale, redemption or exchange and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal such U.S. holder's initial investment in the note increased by any interest previously included in income with respect to the note by the U.S. holder and reduced by interest payments received on the note. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. holder's total interest inclusions on the note. Any remaining loss generally will be treated as long-term or short-term capital loss, depending upon the U.S. holder's holding period for the note. All amounts includible in income by a U.S. holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

         Prospective investors in the notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the notes. Investors in the notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

         The projected payment schedule, including both the Projected Redemption Amount and the estimated yield on the notes, has been determined solely for United States federal income tax purposes, i.e., for purposes of applying the Final Regulations to the notes, and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each $1,000 principal amount of the notes during each accrual period over the term of the notes based upon the projected payment schedule for the notes, including both the Projected Redemption Amount and the estimated yield equal to 6.68% per annum (compounded semiannually), as determined by ML&Co. for purposes of applying the Final Regulations to the notes:

                                                              TOTAL INTEREST
                                                                 DEEMED TO
                                                               HAVE ACCRUED
                                                               ON THE NOTES
                                         INTEREST DEEMED       AS OF THE END
                                         TO ACCRUE DURING        OF ACCRUAL
                                          ACCRUAL PERIOD           PERIOD
       ACCRUAL PERIOD                      (PER $1,000)         (PER $1,000)
--------------------------------         -----------------     ---------------

July 20, 1999 through January 20, 2000...     $33.40               $33.40
January 21, 2000 through July 20, 2000...     $34.35               $67.75
July 21, 2000 through January 20, 2001...     $35.33              $103.08
January 21, 2001 through July 20, 2001...     $36.34              $139.42
July 21, 2001 through January 20, 2002...     $37.39              $176.81
January 21, 2002 through July 20, 2002...     $38.47              $215.28
July 21, 2002 through January 20, 2003...     $39.59              $254.87
January 21, 2003 through July 20, 2003...     $40.74              $295.61
July 21, 2003 through January 20, 2004...     $41.94              $337.55
January 21, 2004 through July 20, 2004...     $43.17              $380.72
July 21, 2004 through January 20, 2005...     $44.45              $425.17
January 21, 2005 through July 20, 2005...     $45.76              $470.93
July 21, 2005 through January 20, 2006...     $47.12              $518.05
January 21, 2006 through July 20, 2006...     $48.53              $566.58

---------------
Projected Redemption Amount = $1,501.58 per $1,000 principal amount of notes.